OI-402454

Certificate Of Incorporation

I, ***JOY A. RANKINE*** *Assistant Registrar of Companies of the Cayman Islands*

DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by

Agroz Inc.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of August Two Thousand Twenty-Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of August Two Thousand Twenty-Three

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 306024360613
www.verify.gov.ky
15 August 2023